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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated February 6, 1998, relating to the financial statements and financial highlights of Dean Witter California Tax-Free Daily Income Trust, which appears in such Prospectus, and to the incorporation by reference of our report into the Statment of Additional Information which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Prospectus and to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.


/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
February 25, 1998